PUBLIC STORAGE
  EXHIBIT 12 - STATEMENT RE: COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                 For the Six Months Ended
                                                         June 30,                  For the Year Ended December 31,
                                                 ---------------------   ----------------------------------------------------------
                                                   2009        2008         2008        2007         2006       2005         2004
                                                 ---------   ---------   ---------    ---------   ---------   ---------   ---------
                                                                                       (Amounts in thousands)
Net income...................................    $ 358,816   $ 663,896   $ 973,872    $ 487,078   $ 345,909   $ 489,044   $ 416,126

   Less: Income allocated to noncontrolling
     interests in subsidiaries which do not
     have fixed charges......................       (8,154)     (8,402)    (17,668)     (16,527)    (16,014)    (15,161)    (17,099)
   Less: Equity in earnings of investments...      (30,209)     (7,361)    (20,391)     (12,738)    (11,895)    (24,883)    (22,564)
   Add: Cash distributions from investments..       23,708      19,149      43,455       23,606      17,699      23,112      20,961
   Less: Impact of discontinued operations...        8,625       2,462       5,945        1,279      (2,975)     (9,078)     (3,324)
                                                 ---------   ---------   ---------    ---------   ---------   ---------   ---------
Adjusted net income..........................      352,786     669,744     985,213      482,698     332,724     463,034     394,100
   Interest expense..........................       15,416      26,088      43,944       63,671      33,062       8,216         760
                                                 ---------   ---------   ---------    ---------   ---------   ---------   ---------
Total earnings available to cover fixed charges  $ 368,202   $ 695,832   $1,029,157   $ 546,369   $ 365,786   $ 471,250   $ 394,860
                                                 =========   =========   ==========   =========   =========   =========   =========
Total fixed charges - interest expense (a)...    $  15,763   $  27,270   $  45,942    $  68,417   $  35,778   $  11,036   $   4,377
                                                 =========   =========   =========    =========   =========   =========   =========

Cumulative preferred share cash dividends....    $ 116,216   $ 120,666   $ 239,721    $ 236,757   $ 214,218   $ 173,017   $ 157,925
Preferred partnership unit cash distributions        5,830      10,806      21,612       21,612      19,055      16,147      30,423
Allocations pursuant to EITF Topic D-42......      (78,218)          -     (33,851)           -      31,493       8,412      10,787
                                                 ---------   ---------   ---------    ---------   ---------   ---------   ---------
Total preferred distributions................    $  43,828   $ 131,472   $ 227,482    $ 258,369   $ 264,766   $ 197,576   $ 199,135
                                                 =========   =========   =========    =========   =========   =========   =========
Total combined fixed charges and preferred
  share distributions........................    $  59,591   $ 158,742   $ 273,424    $ 326,786   $ 300,544   $ 208,612   $ 203,512
                                                 =========   =========   =========    =========   =========   =========   =========
Ratio of earnings to fixed charges...........       23.36x      25.52x      22.40x        7.99x      10.22x      42.70x      90.21x
Ratio of earnings to fixed charges and           =========   =========   =========    =========   =========   =========   =========
  preferred share distributions..............        6.18x       4.38x       3.76x        1.67x       1.22x       2.26x       1.94x
                                                 =========   =========   =========    =========   =========   =========   =========

     (a) "Total fixed charges - interest expense" includes interest expense plus capitalized interest, and includes $6,892,000 in interest expense incurred by Shurgard Europe for the six months ended June 30, 2008 As described in Note 3 to our June 30, 2009 condensed consolidated financial statements, Shurgard Europe was deconsolidated as of March 31, 2008. No further interest expense for Shurgard Europe is reflected in our financial statements after March 31, 2008.

                                   Exhibit 12